Law Offices of
                            KI MBERLY L. GRAUS, P.A.
                          4949 State Road 64 East, #141
                            Bradenton, Florida 34208
                              (941) 809-5779 phone
                            (866) 640-6858 facsimile




April 11, 2007

Relaint Home Warranty Corporation
Suite 250, 350 Bay Street
Toronto, Ontario M5H 2S6
Canada


                  Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Reliant Home Warranty Corporation (the "Company"), only as to the validity of the corporation as set forth herein and the common stock in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission relating to the registration of 10,000,000 shares of its common stock, $.001 par value (the "Shares"), issuable pursuant to the Company's 2005 Equity Compensation Plan (the "Plan").

In that connection, we have examined such documents, corporate records and other instruments as we have deemed appropriate for the purposes hereof, it is our opinion that:

1. The Company is a validly existing corporation in good standing under the laws of the State of Florida. 2. The Shares, when issued pursuant to the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,
Kimberly L. Graus, PA

/s/ Kimberly L. Graus
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